1001 Air Brake Avenue Wilmerding, PA 15148 Phone: 412.825.1543 Fax: 412.825.1789

Contact: Tim Wesley at (412) 825-1543

Wabtec Reports Second Quarter EPS Of 32 Cents,

Up 60 Percent, On Revenue Increase Of 31 Percent

WILMERDING, Pa., July 26, 2005 — Wabtec Corporation (NYSE: WAB) today announced that its second quarter 2005 earnings per diluted share increased 60 percent, compared to the year-ago quarter, the fifth consecutive quarter the company has reported an earnings increase. Wabtec also affirmed its previous guidance for 2005 full-year earnings per diluted share of about $1.10, a growth rate of about 55 percent compared to 2004.

“We’re pleased with the improvement in our financial performance in the second quarter,” said William E. Kassling, Wabtec’s chairman, president and chief executive officer. “The outlook for the North American freight rail market continues to be positive, with rail traffic growing and strong demand for new rolling stock. For example, based on industry deliveries of more than 33,000 new freight cars in the first half, it’s now clear that deliveries are likely to be at least 60,000 units in 2005. Given these favorable market conditions and internal growth initiatives, we are optimistic about Wabtec’s prospects.”

2005 Second Quarter Results

In the second quarter, Wabtec had earnings per diluted share of 32 cents, net income of $15.2 million and EBITDA of $32.7 million. In the second quarter of 2004, the company had earnings per diluted share of 20 cents, net income of $9 million and EBITDA of $23.5 million. The improved results were primarily due to strong sales growth.

Sales increased 31 percent, compared to the prior-year quarter, to a record $270.2 million. Sales increased mainly due to strong demand for locomotive and freight car components, the CoFren acquisition and the ramp-up of a locomotive modules contract.

Gross margin was 24.9 percent compared to 25.5 percent for the year-ago quarter and 23.5 percent in the first quarter of 2005. The decrease compared to the year-ago quarter resulted primarily from the locomotive modules contract, which incurred a loss in the 2005 second quarter, as anticipated. The contract is now expected to be profitable in the second half of 2005 and for the remainder of the project.

Operating expenses were 18 percent higher, due primarily to the CoFren acquisition and higher sales. As a percent of sales, selling, general and administrative expenses decreased to 11.6 percent compared to 12.4 percent in the year-ago quarter. Interest expense, net decreased to $2.2 million, due to the company’s lower debt level and higher interest income. The company accrued income tax expense at a rate of 36.4 percent in the 2005 quarter compared to 36.5 percent in the year-ago quarter.

At June 30, 2005, the company had debt, net of cash and securities, of $53.4 million (13 percent of total capital), compared to $82 million (20 percent of total capital) at March 31, 2005.

1001 Air Brake Avenue Wilmerding, PA 15148 Phone: 412.825.1543 Fax: 412.825.1789

Wabtec Corporation (www.wabtec.com) is one of North America’s largest providers of value-added, technology-based products and services for the rail industry.

This press release contains forward-looking statements, such as the statements regarding the company’s expectations about future earnings. The company’s actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, a slowdown in the North American economy; and other factors contained in the company’s regulatory filings, which are herein incorporated by reference. The company assumes no obligation to update these forward-looking statements or advise of changes in the assumptions on which they were based.

The company will conduct a conference call with analysts at 11 a.m., eastern time, today. To listen to the call via webcast, please go to www.wabtec.com.

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WABTEC CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2005 AND 2004

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	Second Quarter 2005	Second Quarter 2004	For the Six Months 2005	For the Six Months 2004
Net sales	$270,241	$206,508	$515,125	$394,736
Cost of sales	(202,870)	(153,855)	(390,224)	(294,565)

Gross profit	67,371	52,653	124,901	100,171

Selling, general and administrative expenses	(31,476)	(25,590)	(61,148)	(52,030)
Engineering expenses	(8,183)	(8,257)	(16,853)	(17,069)
Amortization expense	(1,073)	(745)	(2,044)	(1,528)

Total operating expenses	(40,732)	(34,592)	(80,045)	(70,627)

Income from operations	26,639	18,061	44,856	29,544

Interest expense	(2,164)	(3,323)	(4,648)	(6,326)
Other expense, net	(654)	(623)	(1,785)	(1,533)

Income before income taxes	23,821	14,115	38,423	21,685

Income tax expense	(8,670)	(5,152)	(14,024)	(7,915)

Net income	$15,151	$8,963	$24,399	$13,770

Earnings Per Common Share
Basic
Net income	$0.32	$0.20	$0.53	$0.31
Diluted
Net income	$0.32	$0.20	$0.52	$0.30

Weighted average shares outstanding
Basic	46,862	44,797	46,452	44,709

Diluted	47,544	45,526	47,157	45,411

Sales by Segment
Freight Group	$209,202	$146,490	$395,217	$280,490
Transit Group	61,039	60,018	119,908	114,246

Total	$270,241	$206,508	$515,125	$394,736

EBITDA Reconciliation
Net income	$15,151	$8,963	$24,399	$13,770
Interest expense	2,164	3,323	4,648	6,326
Income tax expense	8,670	5,152	14,024	7,915
Depreciation	5,618	5,364	11,378	10,834
Amortization	1,073	745	2,044	1,528

EBITDA	$32,676	$23,547	$56,493	$40,373

Debt, Net of Cash Reconciliation	6/30/2005	3/31/2005	12/31/2004

Long term debt	$150,326	$150,409	$150,107
Cash and cash equivalents	(86,852)	(68,150)	(95,257)
Marketable securities	(10,058)	—	—

Debt, net of cash	$53,416	$82,259	$54,850